Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen New York Premium Income Municipal Fund, Inc.
f/k/a Nuveen Insured New York
Premium Income Municipal Fund, Inc.

811-03319

The annual meeting of shareholders was held in the offices of Nuveen Investments on March 30, 2012; at this meeting the shareholders were asked to vote on the election of Board Members, the elimination of Fundamental Investment Policies and the approval of new Fundamental Investment Policies. The meeting was subsequently adjourned to May 8, 2012 and then to June 15, 2012.

Final voting results for June 15, 2012 are as follows:

<c> Common and Preferred shares voting
together as a class

Preferred shares
To approve the elimination of the
fundamental policies relating to the Funds ability to make loans.


   For
              4,076,115
                               507
   Against
                 307,583
                                 -
   Abstain
                 196,953
                                 -
   Broker Non-Votes
              1,449,162
                                 -
      Total
              6,029,813
                               507



To approve the new fundamental policy
relating to the Funds ability to make loans.


   For
              4,066,321
                               507
   Against
                 317,534
                                 -
   Abstain
                 196,796
                                 -
   Broker Non-Votes
              1,449,162
                                 -
      Total
              6,029,813
                               507

Proxy materials are herein
incorporated by reference
to the SEC filing on March 1,
2012, under
Conformed Submission Type
DEF 14A, accession
number 0001193125-12-092168